Exhibit 12.1
Statement Regarding Computation of Ratio of Earnings to Fixed Charges

                                                                        For the Years Ended December 31,
                                                                        --------------------------------
                                                            2001          2000          1999         1998         1997
                                                            ----          ----          ----         ----         ----
                                                                        (dollars in thousands)


Income before taxes                                     $  78,677     $  70,238      $ 61,253     $ 62,788     $ 52,261
Add:  Minority Interests in earnings of subsidiaries            -            21            41          747        1,486
Income before taxes and minority interests                 78,677        70,259        61,294       63,535       53,747
                                                           ------        ------        ------       ------       ------
Add:  fixed charges                                       152,427       163,182       124,914      121,424      109,969
                                                          -------       -------       -------      -------      -------

Earnings including interest expense - deposits  (a)       231,104       233,441       186,208      184,959      163,716
Less:  interest expense - deposits                       (118,253)     (123,745)      (96,377)     (97,660)     (90,410)
                                                         --------      --------       -------      -------      -------

Earnings excluding interest expenses - deposits (b)     $ 112,851     $ 109,696      $ 89,831     $ 87,299     $ 73,306
                                                         ========      ========       =======      =======      =======

Fixed Charges:
     Interest expense - deposits                        $ 118,253     $ 123,745      $ 96,377     $ 97,660     $ 90,410
     Interest expense - borrowings                         34,174        39,437        28,537       23,764       19,559
                                                           ------        ------        ------       ------       ------

Fixed charges including interest expense - deposits(c)    152,427       163,182       124,914      121,424      109,969
Less:  interest expense - deposits                       (118,253)     (123,745)      (96,377)     (97,660)     (90,410)
                                                         --------      --------       -------      -------      -------

Fixed charges excluding interest expense - deposits(d)  $  34,174     $  39,437      $ 28,537     $ 23,764     $  19,559
                                                         ========      ========       =======      =======      ========

Earnings to fixed charges:
     Excluding interest on deposits             ((b) / (d))  3.30  x       2.78  x       3.15  x      3.67  x      3.75  x
     Including interest on deposits             ((a) / (c))  1.52          1.43          1.49         1.52         1.49